Exhibit 10.1

RCG Commodity Futures Customer Agreement

In consideration of the RCG Division of Marex Spectron (“RCG”) accepting your account and its agreement to act as your authorized broker, you agree to the following with respect to any of your accounts with RCG for the purchase and sale of securities, monies, physical commodities, futures contracts, options on futures, foreign futures contracts, options on foreign futures, forward contracts and foreign exchange contracts (collectively referred to as “commodities” or “property”):

1.	You represent that you are a validly existing partnership/limited liability company (“LLC”), trust, or corporation and the sole owner of your account(s) and that no other person or entity, except as disclosed herein, has any interest therein. You agree to notify RCG of the identity of any other person or entity, who controls the trading of the account, has a financial interest of 25% or more in the account or the identity of any other account in which you control or have a 25% or more ownership interest. You shall maintain your account(s) in accordance with and shall be solely responsible for compliance with the rules, regulations and/or guidelines issued by any federal, state or administrative bodies having oversight or regulatory authority over your activities, and any statutes governing your activities. You also represent that the funds deposited into your account(s) are your own partnership/LLC, trust or corporate funds and that no funds from any other person or entity will be deposited into your account. You understand that RCG is relying on the representations contained herein with regard to the manner in which RCG will carry your account, and you agree to notify RCG immediately in writing in the event that these circumstances change.

2.	All transactions for your account(s) shall be subject to the regulations of all applicable federal, state and self-regulatory agencies including the constitution, rules and customs, as the same may be constituted from time to time, of the exchanges, market or place (and the clearing associations, if any) where executed (collectively, “Applicable Law”), or if different, RCG’s house rules. This paragraph is solely for RCG’s protection and RCG’s failure to comply with any such regulations, constitutions, rules and/or customs shall not be a breach of this Agreement and shall not relieve you of any obligations under this Agreement.

3.	You agree not to exceed the position limits of any federal agency or exchange for your account(s), acting alone or in concert with others. You will promptly notify RCG of positions for which you are required to file reports with the Commodity Futures Trading Commission (“CFTC”) or any exchange.

4.	Upon entry into this Agreement RCG will notify you of the exchanges, products, size and number of open commodities positions (net or gross) that RCG will at any time execute, clear and/or carry for you (such size and number limitation, the “Position Limits”). You agree and acknowledge that RCG shall have the right, whenever in its sole discretion it deems it appropriate, with a minimum of one (1) business day’s prior written notice, to revise the Position Limits, provided that, if any such revision would require you to reduce open, existing positions, RCG shall afford you thirty (30) calendar days to do so, with it being understood that, if you have failed to do so by the end of the thirty (30) calendar day period RCG may liquidate positions that do not conform to the Position Limits. You understand and agree that RCG is under no obligation to accept, and may refuse, orders to establish commodities positions that do not conform to the Position Limits. Moreover, RCG may revise the Position Limits with immediate effect upon the occurrence of an Event of Default (defined below) or in emergency circumstances in which RCG reasonably deems it necessary to or is obligated by its regulators to reduce positions or risk exposure to certain markets on an immediate basis with general effect across its customers.

5.	You understand that RCG acts as your agent and not as principal for your commodity futures and commodity options transactions, which are effected on exchanges. Consequently, RCG does not guarantee the performance of the obligations of any party to the futures or options contracts purchased and/or sold by its clients. You understand that RCG may act as principal in certain cash, forward, foreign commodity and foreign exchange transactions.

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6.	Any property belonging to you that is held by RCG or any of its subsidiaries or affiliates or carried in any RCG accounts held in your name shall be subject to a general lien and security interest for the discharge of your obligations to RCG, wherever or however arising and without regard to whether or not RCG has made advances with respect to such property, and RCG is hereby authorized to sell and/or purchase any and all such property without notice to satisfy such general lien and security interest. You irrevocably appoint RCG as your attorney-in-fact with power of substitution to execute any documents for the perfection or registration of such general lien and security interest.

7.	You agree to maintain such collateral and/or margin in an amount that is the greater of: (i) the amount required by Applicable Law (“AL Margin”) and (ii) an amount in excess of AL Margin as required by RCG in its sole discretion (“Excess Margin” and, together with AL Margin, “Margin”), provided that in no event will the amount of Excess Margin be more than two times (2x) the AL Margin and, provided further, that the amount of Excess Margin will in no event exceed the notional value of the particular commodities position to which it relates. Margin requirements are subject to change without notice and will be enforced retroactively and prospectively. You shall make deposits of Margin as RCG requests within a reasonable time after such request. It is agreed and understood that one hour may be deemed to be a reasonable time; provided, however, that RCG, in its sole and absolute discretion, may request that deposits be made in a lesser period of time. RCG's failure to require satisfaction of a Margin call within one hour, or any shorter time period, on any occasion shall not be deemed to be a waiver of its right to do so in the future. You shall provide RCG with the names of bank officers and information necessary for immediate verification of wire transfers.

8.	If: (i) you fail to deposit sufficient funds to pay for any commodities and/or to satisfy any demands for initial and/or variation margin, and such failure is not cured within one (1) business day and was attributable solely to an operational or administrative issue or error; (ii) you breach this Agreement (other than as contemplated by 8(i) immediately above), and such breach is not cured within fifteen(15) days; (iii) you become bankrupt, insolvent, are dissolved, or in any other way terminate; (iv) any representation made by you, if any, is not accurate and complete in any material respect when made or given; or (v) you default on any other obligation or agreement with RCG (subject to any cure or grade period afforded thereto) and RCG takes steps to initiate (which, for the avoidance of doubt, would include sending a notice that it will begin) a liquidation of, an acceleration of obligations under, or an early termination of the relevant agreement (each of 8(i) – 8(v), an “Event of Default”), then RCG may, without prior demand or notice and notwithstanding any rule of any exchange, liquidate the positions in your account(s), hedge and/or offset those positions in the cash market, by an exchange for physicals transaction or otherwise, sell any property belonging to you or in which you have an interest, cancel any open orders for the purchase and sale of any property, or borrow or buy any property required to make delivery against any sales, including a short sale, on an exchange or off an exchange, effected for you, all for your sole account and risk. Such sale or purchase may be public or private and may be made without advertising or notice to you and in such a manner as RCG may, in its sole and absolute discretion, determine, and no demands, tenders or notices, which RCG may make or give, shall invalidate your aforesaid waiver. You agree that RCG has no duty and is not required to liquidate positions in your account(s) and that the provisions of this paragraph are solely for the protection of RCG. The proceeds of such transactions, if any, are to be applied first to reduce any indebtedness owing by you to RCG and thereafter to your account.

9.	RCG is authorized to transfer among your regulated commodity account(s) and any of your other account(s), including foreign secured account(s) and non-regulated account(s), and vice versa, such excess funds as may be required for any reason RCG deems appropriate in RCG's sole and absolute discretion. Any such transfer shall comply with the Commodity Exchange Act. It is understood that within a reasonable time after making such transfer RCG will confirm the same to you in writing.

10.	You acknowledge that you shall be liable for all losses in your account(s) whether or not your account(s) is liquidated and for any debts and deficiencies, including, but not limited to, interest, costs, expenses and attorneys' fees, including all debts and deficiencies resulting from a liquidation of your account(s).

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11.	You agree to pay storage and delivery charges and other service related fees charged to your account(s). You also agree to pay any give-up or give-in fees that may be charged by any executing firm or broker whom you or your agents have authorized to execute transactions for your account(s). You agree to pay such fees, brokerage and commission charges as RCG may impose or which may be imposed by any exchange or regulatory organization. Unless otherwise agreed, RCG may charge exchange, clearing, brokerage, transaction, NFA and any other transaction related fees as separate items for each transaction in your account(s). Such fees are subject to change without notice. In the event a debit balance occurs in your account(s), RCG shall be entitled to receive and charge to your account(s) interest at the rate determined by adding two percent (2%) to the rate announced from time to time by BMO Harris Bank or its successors or assigns as its prime commercial rate for the entire period that such debit shall exist. You agree that any and all interest earned on any available cash balances in your account(s) may accrue to, and may be retained by RCG. In the event that your account(s) is transferred to another futures commission merchant, a reasonable transfer charge in addition to commissions and fees may be imposed and charged against your account(s).

12.	This Agreement may be terminated by you or us immediately upon written notice to the other party, provided that if RCG terminates this Agreement, and so long as an Event of Default has not occurred, you shall be afforded a minimum of thirty (30) days to liquidate your open, existing commodities positions or transfer them to an alternate futures commission merchant, it being understood that, upon the expiry of the thirty-day period, RCG shall have the right to liquidate any remaining open positions. Notwithstanding the foregoing, upon the occurrence of an Event of Default we may terminate this Agreement immediately without prior notice to you. Notwithstanding any termination, you shall satisfy all obligations to us arising thereunder ( including, but not limited to, payment of applicable debit balances, commissions, fees, including fees with respect to the transfer of positions to another FCM). The termination of this Agreement shall not affect the obligations of the parties arising from transactions entered into prior to such termination.

13.	[Reserved.]

14.	Written or electronically provided confirmation of actual transactions and/or orders, purchase and sales notices, correction notices and statements of your account(s) (collectively “statements”) shall be conclusive and deemed ratified by you unless RCG shall receive oral notice from you to the contrary IMMEDIATELY upon your receipt thereof and thereafter confirmed by you in writing. If you retrieve your statements electronically they shall be conclusive and deemed ratified by you if not objected to in writing prior to the opening of the market on the next trading session. If you receive your statements via mail they shall be conclusive and deemed ratified by you if not objected to in writing within THREE days after mailing to you by RCG. In the event that you fail to receive statements for your account(s) by mail within three days from the date of a transaction in your account(s), such transaction shall be conclusive and deemed ratified by you unless you notify RCG IMMEDIATELY in writing of your failure to receive such statements. Communications mailed or electronically retrieved by you shall, until RCG receives notice in writing of a different address, be deemed to have been personally delivered to you and you agree to waive all claims resulting from failure to receive such communications. Oral notice shall be given to RCG by telephone at (312) 460-9200, Attention: Compliance Department. Written notice to RCG under this paragraph shall be sent to the RCG Division of Marex Spectron (“RCG”) 216 West Jackson Boulevard, Suite 400, Chicago, Illinois 60606, and Attention: Compliance Department. None of the provisions in this paragraph, however, will prevent RCG, upon discovery of any error or omission, from correcting it. You agree that such errors, whether resulting in profit or loss, will be corrected in your account(s), will be credited or debited so that your account is in the same position it would have been if the error had not occurred. Whenever a correction is made, RCG will promptly make written or electronic notification to you.

15.	You acknowledge and agree that RCG may reduce all documentation evidencing your account(s), including the original signature documents executed by you in the opening of your account with RCG, utilizing a printed media storage device. You agree to permit the records stored by such printed media storage method to serve as a complete, true and genuine record of your account documents and signatures.

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16.	You understand that RCG is not responsible for any losses resulting directly or indirectly from any government restriction, exchange ruling, suspension of trading, actions of independent floor brokers , or other persons beyond RCG’s control, clearing house failure, omnibus relationship failure, war, strike, national disaster or wire malfunction, delay in mails electronic transmission or any other delay or inaccuracy in the transmission of orders or the information because of a breakdown or failure of transmission or communication facilities. All price quotations, commodity information, or trade reports given to you are also subject to change and errors, as well as delays in reporting and you acknowledge that reliance upon such information is at your own risk. You understand that you are bound to the actual executions of transactions on the exchange(s) and that RCG is not bound by erroneous reports of executions transmitted to you.

17.	You acknowledge that RCG is hereby specifically authorized for your account and benefit, from time to time and without notice to you, either separately or with others, to lend, pledge, re-pledge, hypothecate or re-hypothecate, either to RCG or to others, any and all property, including, but not limited to, metals, warehouse receipts, securities or other negotiable instrument(s) held by RCG in any of your account(s) and RCG shall not at any time be required to deliver to you identical property, but may fulfill its obligations to you by delivery of property of the same kind and amount.

18.	If you initiate a transaction on an exchange or in a market which margins or settles the position(s) in a currency different than the type held or deposited in your account(s), RCG shall have the right to convert such currency from one type to another (e.g. U.S. currency to foreign currency, foreign currency to U.S. currency, or foreign currency to another foreign currency) as RCG in its sole and absolute discretion may determine at an exchange rate determined by RCG in its discretion based on prevailing money markets. Any profit or loss from a fluctuation in the exchange rate of such currency will be for your sole account and risk. Unless you instruct RCG otherwise, monies you deposit with RCG in currency other than U.S. dollars and unrealized profits in currency other than U.S. dollars are not intended to margin, guarantee or secure transactions on United States contract markets.

19.	THIS INFORMATION IS FURNISHED TO YOU AND MUST BE ACKNOWLEDGED BY YOU IF YOU INTEND TO MAINTAIN FUNDS IN AN ACCOUNT DENOMINATED IN A FOREIGN CURRENCY WITH DEPOSITORIES LOCATED INSIDE OR OUTSIDE THE UNITED STATES BECAUSE YOU ARE DOMICILED IN A FOREIGN COUNTRY OR BECAUSE THE FUNDS ARE HELD IN CONNECTION WITH CONTRACTS PRICED AND SETTLED IN A FOREIGN CURRENCY.

Funds of customers trading on United States contract markets may be held in accounts denominated in a foreign currency with depositories located outside the United States or its territories if you are domiciled in a foreign country or if the funds are held in connection with contracts priced and settled in a foreign currency. Such accounts are subject to the risk that events could occur which would hinder or prevent the availability of these funds for distribution to you. Such accounts also may be subject to foreign currency exchange rate risks.

You authorize the deposit of funds into such foreign depositories if you are domiciled in the United States, this authorization permits the holding of funds in regulated accounts offshore only if such funds are used to margin, guarantee, or secure positions in such contracts or accrue as a result of such positions.

In order to avoid the possible dilution of other customer funds, if you have funds held outside the United States you must further agree that any claims based on such funds will be subordinated as described below in the unlikely event both of the following conditions are met: (1) your futures commission merchant is placed in receivership or bankruptcy, and (2) there are insufficient funds available for distribution denominated in foreign currency as to which you have a claim to satisfy all claims against those funds.

You agree that if both of the conditions listed above occur, your claim against the futures commission merchant’s assets attributable to funds held overseas in a particular foreign currency may be satisfied out of segregated customer funds held in accounts denominated in dollars or other foreign currencies only after each customer whose funds are held in dollars or in such other foreign currencies receives its pro rata portion of such funds. It is further agreed that in no event may a customer whose funds are held overseas receive more than his pro rata share of the aggregate pool consisting of funds held in dollars, funds held in the particular foreign currency, and non- segregated assets of the futures commission merchant.

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20.	No provision of the Agreement can be amended or waived except in writing signed by a registered Principal of RCG. No oral agreements or instructions contrary to any provisions of this Agreement shall be recognized or enforceable. You agree to be bound by any amendments to this Agreement, which you have not objected to in writing within three business days after receipt thereof. The failure of RCG to enforce, at any time, any provision of this Agreement shall not be construed to be a waiver of such provision and shall not in any way affect the validity of this Agreement or the right of RCG thereafter to enforce each and every provision of this Agreement. No waiver or amendment shall be implied from RCG’s conduct, action or inaction.

21.	You understand that some exchanges and clearing houses have established cutoff times for the tender of exercise instructions and that an option will become worthless if instructions are not received by RCG before such expiration time. You acknowledge full responsibility for taking action either to exercise or to prevent the automatic exercise of an option contract, as the case may be, and RCG is not required to take any action with respect to an option contract, including, without limitation, any action to exercise an option prior to its expiration date or to prevent its automatic exercise, except upon your express instructions. You further understand that RCG may establish exercise cutoff times, which may be different from the times established by exchanges and clearing houses. You understand that all short option positions are subject to assignment at any time including positions established on the same day that exercises are assigned, and assignment notices are allocated randomly from among all RCG’s Customers’ short options positions which are subject to assignment.

22.	This Agreement shall ensure to the benefit of RCG's present organization, and any successor organization, irrespective of any change or changes at any time in the personnel thereof for any cause whatsoever, and to any of RCG's assigns. You agree that all of your rights and obligations under this Agreement shall not be assigned, transferred, sold or otherwise conveyed, and any such attempted assignment, transfer, sale or conveyance shall be null and void and of no force or effect. In any event, RCG may, subject to the applicable rules and regulations of the CFTC and the National Futures Association, assign this Agreement and transfer your account(s) to another duly registered futures commission merchant.

23.	RCG is authorized to accept oral, telephonic or electronic orders as you or your authorized agent may give for transactions in your account(s). You hereby waive any defense that such order was not in writing or evidenced by a memorandum in writing as required by the Statute of Frauds or any other statute. Although authorized, RCG is not required to accept oral, electronic or telephonic orders. RCG is further authorized to record, whether by tape, wire or other method, with or without a periodic tone signal, any and all telephonic or other oral communications between us, with or without notice thereof.

24.	If you use electronic trading Accounts, RCG or the third party provider will assign you a unique confidential user identification name (“User ID”) and password (“Password”) which must be used solely by you in order to access RCG through the System. You agree that the User ID and Password may not be disclosed to, or used by, any other person or party, for any purpose whatsoever. You hereby agree that all orders placed through and instructions given to RCG are your sole responsibility. You will save, defend, indemnify and otherwise hold RCG harmless of, from and against any and all liability, costs or damages of any kind arising by virtue of any unauthorized use of your User ID or Password. You will notify RCG immediately if you become aware of any loss, theft or unauthorized use of your User ID or Password. You agree to immediately notify RCG in the event of any third party use of the User ID or Password.

It is your duty, and not RCG’s to monitor the System trading screen while open orders and positions are pending. RCG is not responsible for delays or errors. Whether electronic or “voice”, it is your obligation, and not RCG’s to monitor the Account’s status and the status of any open orders or positions in the Account and to take appropriate action to minimize loss or maximize gain.

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As with any electronic system, it is possible that service could be interrupted. In that event, depending on the type of failure, it may not be possible to access the System to enter new orders, and/or modify or cancel orders previously entered.

RCG shall not be liable for any loss resulting from System failure, breakdown of electronic or mechanical equipment or communication lines, telephone or other interconnection problems, unauthorized access to your User ID or Password, your operating errors or any other condition over which RCG does not otherwise control.

RCG reserves the right to terminate your access to electronic trading at RCG’s sole discretion, for any reason whatsoever, including, but not limited to, the unauthorized use of your User ID or Password and/or the breach of this agreement.

25.	Should RCG become a party, without fault on RCG’s part, to any action or proceeding arising out of your account(s) or orders given to RCG, you agree to indemnify and save RCG harmless therefrom and to pay RCG such attorneys’ fees, which arise out of, or which in any manner or way whatsoever are related to any representation made by you in this Agreement, or by your failure to perform any of your agreements made herein, including, but not limited to, the failure to immediately pay any deficit balances which may arise in your account(s).

26.	You consent to RCG’s “affiliated persons” (as defined in 17 C.F.R. 155 et seq., as amended) or any floor broker acting on behalf of RCG or its customers, taking, directly or indirectly, the other side of any order you place with RCG, in accordance with the rules of the applicable futures exchanges. You give your consent to any such floor broker.

27.	As required by the Customer Identification Program of the USA PATRIOT Act of 2001, RCG must obtain information and/or documentation to verify your identity. For individuals, this may mean credit reports, government-issued identification to verify your identity. For individuals, this may mean credit reports, government-issued identification, utility bills, or any other documentation as may be required by RCG Compliance. For entities, this may mean corporate, trust, LLC or partnership documents, individual identification information and/or documentation for principals and owners similar to those mentioned above or any other documentation as may be required by RCG Compliance. You authorize RCG to verify the information contained in your application and in other documents, which may be required in connection with this Agreement. You authorize any third party to provide to RCG any and all information and documentation that RCG requests, including but not limited to, income, bank, money market or other similar account balances and verification of credit history.

28.	If you elect to retrieve confirmation statements of actual transactions and/or orders, purchase and sale notices, correction notices (“daily and monthly statements”) of your account(s) electronically by indicating such election in your RCG account application, you agree that no printed copy of such daily or monthly information will be sent to you by mail or by other means. This consent shall remain in effect until revoked by you in writing. In the event you do not elect to retrieve your statements electronically, your account will be charged the RCG monthly statement fee then in effect.

29.	RCG, in its sole and absolute discretion and without notice, may delegate any of its rights, powers or duties under this agreement to the introducing broker or futures commission merchant who introduced your account to RCG.

30.	This Agreement has been made and delivered at Chicago, Illinois. Its validity, construction and enforcement shall be governed and construed in accordance with the substantive laws of the State of Illinois without reference to its principles of conflicts of law. This Agreement constitutes the entire understandings among the parties with respect to the subject matte hereof. Wherever possible, each portion of this Agreement shall be interpreted in such a manner to be valid and effective under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

YOU AGREE NOT TO COMMENCE ANY LEGAL OR ADMINISTRATIVE PROCEEDING AGAINST RCG UNTIL ANY DEFICIT BALANCE IN YOUR ACCOUNT(S) IS SATISFIED.

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31.	You agree that no lawsuit, arbitration, proceeding or other claim or action relating to this Agreement or the transactions in your account may be initiated by you unless commenced within one (1) year from the date of the disputed transaction, provided however that any action brought under the provisions of Section 14 of the Commodity Exchange Act may be brought within two (2) years after the cause of action accrues.
32.	All actions, disputes, claims or proceedings, including but not limited to any arbitration proceeding, including National Futures Association (“NFA”) arbitrations, arising directly or indirectly in connection with, out of, or related to or from the Customer Agreement, any other agreement between the Customer and RCG, or any orders entered or transactions effected for your account(s), whether or not initiated by RCG, shall be adjudicated only in courts or other dispute resolution forums whose situs is within the City of Chicago, State of Illinois, and Customer hereby specifically consents and submits to the jurisdiction of any state or federal court or arbitration proceedings located within the City of Chicago, State of Illinois.

Customer waives any claim Customer may have that (a) Customer is not personally subject to the jurisdiction of any state or federal court or arbitration proceedings located within the State of Illinois, (b) Customer is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to Customer or Customer’s property, (c) any such suit, action or proceeding is brought in an inconvenient forum, (d) the venue of any such suit, action or proceeding is improper or this consent or the Customer Agreement between Customer and RCG may not be enforced in or by such court or arbitration proceeding.

BY SIGNING THE AGREEMENT CONTAINING THIS CONSENT TO JURISDICTION, CUSTOMER ACKNOWLEDGES ASSENT TO JURISDICTION AS SET FORTH ABOVE AND FURTHER ACKNOWLEDGES THAT THESE CLAUSES WERE FREELY AND KNOWINGLY NEGOTIATED BETWEEN THE PARTIES.

IF YOU HAVE ALSO SIGNED A TRANSLATION OF THIS AGREEMENT, THE ENGLISH VERSION OF THIS AGREEMENT, SHOULD THERE BE ANY CONFLICT, IS CONTROLLING.

THIS COMMODITY CUSTOMER AGREEMENT CONTAINS A CONTRACTUAL AGREEMENT. DO NOT SIGN UNTIL YOU HAVE READ IT CAREFULLY. BY SIGNING IN THE SECTION PROVIDED THEREFOR, THE UNDERSIGNED REPRESENTS AND WARRANTS THAT ALL INFORMATION CONTAINED HEREIN, OR IN ANY OTHER ACCOUNT FORM OR OTHER DOCUMENT FROM THE UNDERSIGNED IS TRUE AND CORRECT AND THAT IF ANY CHANGES TO SUCH INFORMATION OCCUR, THE UNDERSIGNED WILL IMMEDIATELY INFORM RCG, IN WRITING, OF SUCH CHANGES. BY SIGNING BELOW, THE UNDERSIGNED ACKNOWLEDGES THAT CUSTOMER HAS READ AND UNDERSTANDS ALL OF THE TERMS AND CONDITIONS OF THE COMMODITY CUSTOMER AGREEMENT AND SHALL BE BOUND BY THEM. THIS IS A CONTRACTUAL AGREEMENT. PLEASE READ IT CAREFULLY BEFORE SIGNING.

BY SIGNING THIS AGREEMENT, YOU REPRESENT AND WARRANT TO RCG THAT ALL INFORMATION CONTAINED HEREIN OR IN ANY OTHER ACCOUNT FORM IS TRUE AND ACCURATE, AND THAT YOU SHALL INFORM RCG IN WRITING OF ANY CHANGES TO SUCH INFORMATION WHEN SUCH CHANGES OCCUR. I (WE) HEREBY REQUEST THAT RCG OPEN A COMMODITY TRADING ACCOUNT IN THE NAME(S) SET FORTH IN THIS APPLICATION. I (WE) HAVE READ AND UNDERSTOOD THE TERMS AND CONDITIONS OF THE CUSTOMER AGREEMENT GOVERNING THE ACCOUNT AND AGREE TO BE BOUND BY THEM AS CURRENTLY IN EFFECT.

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Name of Corporation

X	X
President Signature	Secretary Signature

Date	Date

X	X
Vice President Signature	Officer Signature

Date	Date

Name of Partnership/LLC

Note: All General Partners/Members must sign this Agreement.

X	X
General Partner/Member Signature	General Partner/Member Signature

Date	Date

X	X
General Partner/Member Signature	General Partner/Member Signature

Date	Date

Name of Trust

Note: All Trustees must sign this Agreement.

X	X
Trustee Signature	Trustee Signature

Date	Date

X	X
Trustee Signature	Trustee Signature

Date	Date

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